Exhibit 5.1

February 23, 2016

Continental Building Products, Inc.

12950 Worldgate Drive, Suite 700

Herndon, VA 20170

Re:	Continental Building Products, Inc.
Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of Continental Building Products, Inc., a Delaware corporation (the “Company”), and have examined Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-8 (File No. 333-194836) filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2014 (the “Registration Statement”) to be filed with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,615,200 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares are to be issued as follows: (i) up to 600,000 of the Shares may be issued under the Continental Building Products, Inc. Employee Stock Purchase Plan (the “ESPP”), and (ii) a number of Shares equal to 1,615,200 less the number of Shares issued under the ESPP may be issued under the Company’s 2014 Stock Incentive Plan (“SIP”).

I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the ESPP or SIP, as applicable, and against payment therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Timothy Power